Exhibit 99.1

Source: Inotiv, Inc. May 27, 2021 08:33 ET

Inotiv Announces Purchase of St. Louis Facility and Plans to Expand Capacity

WEST LAFAYETTE, Ind., May 27, 2021 (GLOBE NEWSWIRE) -- Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced that the Company has completed the purchase of its previously leased St. Louis facility for approximately $4.7 million.

In early June 2021, the Company intends to commence construction on approximately 20,000 square feet of unfinished shell space at the 50,000 square foot facility, expanding the Company’s capacity to serve its client base with more comprehensive and integrated service offerings. The expansion will include laboratories for increased drug metabolism & pharmacokinetics technology and capability, as well as a new cell and molecular biology suite capable of delivering in vitro solutions in pharmacology and toxicology. The Company will fund the purchase of the facility and expansion costs by proceeds from the public offering that the Company completed in April 2021, and a new $4.8 million term loan from First Internet Bank.

Robert Leasure, Jr., Inotiv’s President and Chief Executive Officer, said, “The purchase and expansion of the St. Louis facility should enable Inotiv to further capitalize on exciting new growth opportunities deriving not only from expanded capabilities in St. Louis, but also from our recent acquisitions of Bolder BioPATH, Inc. and HistoTox Labs, Inc. This strategic expansion is also designed to extend Inotiv’s reach into earlier stages of drug discovery, driving increased engagement of our pharmacology and toxicology operations and histopathology services.”

About the Company

Inotiv, Inc. is a leading contract research organization specializing in nonclinical and analytical drug discovery and development services. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com